Exhibit 99.1

For Immediate Release

Contact:
China Yida Holdings	CCG Investor Relations
George Wung, CFO	Crocker Coulson, President
Phone: +1(909) 843-6358	Phone: + (1) 646-213-1915
Email:	Ed Job, CFA
Phone: + (1) 646-213-1914
Email: ed.job@ccgir.com

China Yida Announces Renewal of FETV Management Contract for an Additional Five-Year Term

FUZHOU, China –August 4, 2010 -- China Yida Holding Company (Nasdaq: CNYD) ("China Yida" or the "Company"), a leading diversified entertainment enterprise in China, today announced that Fuzhou Fuyu Advertising Co., Ltd. ("Fuyu"), the Company's wholly owned subsidiary, entered into a Fujian Education Television Channel management agreement (the "Management Agreement") with Fujian Education Media Limited Company ("Fujian Education Media"), a wholly owned subsidiary of Fujian Education Television Station, to allow Fuyu to operate the Fujian Education TV Channel ("FETV") for a five-year term, from August 1, 2010 to July 31, 2015 ("Management Period"), with the initial three years from August 1, 2010 to July 31, 2013 as phase 1 (the "Phase I") and the remaining two years from August 1, 2013 to July 31, 2015 as phase 2 (the "Phase II").

Pursuant to the Management Agreement, during the Management Period, Fuyu shall have the full management rights to provide FETV with programming and content management services, and to re-sell all FETV advertising airtime at an annual payment of RMB 12.0 million (approximately USD $1.76 million) for the first year, which will increase by 20% per year for each of the subsequent four years. In August 2013, Fuyu and Fujian Education Media will conduct a full review of their cooperative relationship, and the Management Agreement will automatically move on to Phase II provided that there is no action of violation or breach of the Management Agreement. Most of the other terms in the Management Agreement have remained unchanged from the last agreement entered into by FETV and Fujian Jiaoguang Media Company in 2003.

The Company has structured the new agreement to ensure that Fuyu, China Yida's wholly owned subsidiary, will have direct ownership of the FETV management rights, rather than management rights through its previous contractual arrangements with Fujian Jiaoguang Media Company. China Yida management believes that this new legal structure will strengthen the business ties between the offshore public holding company and its PRC onshore operating subsidiaries.

"We are happy to renew the management contract with Fujian Education Media for an additional five years. We are appreciative of all of their efforts to support our business during the past seven years, by providing hardware and software tools, coordinating broadcasting, offering expert opinion on program content and allowing our airtime sales team to reach out to the market on behalf of Advertising Department of the Fujian Education Television Channel. We have leveraged the FETV assets to produce high quality TV programming focused on tourism, and have successfully promoted our own tourist attractions while branding the FETV station around the tourism theme to create a network of potential partners for our tourism business, including hotels, travel agents, and entertainment resorts. Going forward, we will continue our efforts to deliver high quality TV programs to the Fujian Province audience, creating value for our clients, our employees and our shareholders, while at the same time fulfilling our social responsibilities. We will also continue to look for additional media acquisition opportunities to enhance the synergy between tourism and media," commented Dr. Minhua Chen, China Yida's Chairman and Chief Executive Officer.

About Fujian Education Media

Fujian Education Media Limited Company is a wholly owned subsidiary of Fujian Education Television Station responsible for the production, purchasing and sales of FETV's programs. It is legally authorized to market and sell FETV's advertising airtime.

About China Yida

China Yida is a leading diversified entertainment enterprise focused on China's fast-growing media and tourism industries and headquartered in Fuzhou City, Fujian province of China. The Company's media business provides operations management services; including channel, column and advertisement management for television station, presently the Fujian Education Television ("FETV", a top-rated provincial education television channel), and "Journey through China on the Train" (an advertisement-embedded travel program, currently the only on-board media program from third party authorized by Ministry of Railways). Additionally, the Company provides tourism management services, and specializes in the development, management and operation of natural, cultural and historic scenic sites. China Yida currently operates the Great Golden Lake tourist destination (Global Geopark, including Golden Lake, Shangqing River, Zhuanyuan Rock, Luohan Mountain and Taining Old Town.), Hua'An Tulou tourist destination (World Culture Heritage, including Dadi Tulou cluster and the Shangping Tulou cluster), China Yunding tourist destination (National Park, including Colorful Rock Valley, Yunding Paradise, Yunding Waterfall, South Heavenly Mountain, and Seven Star Lake), the Ming Dynasty Entertainment World, China Yang-sheng (Nourishing Life) Paradise and the City of Caves. The Company's operating scenic sites are over 300 square kilometers in the area. For further information, please contact the Company directly, or visit its Web site at http://www.yidacn.net .

Forward-Looking Statements

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of China Yida Holding Co., Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

    For more information, please contact:

    China Yida Holding
    George Wung, CFO
    Phone: +1-909-843-6358
    Email: ir@yidacn.net

    CCG Investor Relations
    Crocker Coulson, President
    Phone: +1-646-213-1915
    Ed Job, CFA
    Phone: +86-21-3133-5075
    Email: ed.job@ccgir.com

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